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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 31, 2001 (except for Note 13, as to which the date is June 14, 2001) in the Registration Statement (Form S-3) and related Prospectus of IMPCO Technologies, Inc. to be filed on or about June 22, 2001, with the Securities and Exchange Commission.

   Our audits also included the financial statement schedule of IMPCO Technologies, Inc., listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Long Beach, California
June 21, 2001